Exhibit 10.1

April 12, 2005

Anne B. Gust

Dear Anne:

This letter confirms and constitutes the entire agreement between you and The Gap, Inc. and all of its subsidiaries and affiliates (hereafter collectively referred to as the “Company”) concerning the termination of your employment with the Company (the “Agreement”).

1. TERMINATION OF EMPLOYMENT:

a. Resignation: You hereby resign your employment with the Company, including as an officer and/or director of the Company and its direct and indirect subsidiaries, and as a trustee of The Gap Foundation, effective May 13, 2005 (the “Termination Date”). On or before the Termination Date, you will be paid all your accrued and unpaid salary and accrued and unused paid time off.

b. Benefits: Your current benefit plan coverages will end on May 31, 2005, including health, dental, disability and life insurance coverage. Under federal COBRA laws, you may receive medical and dental benefits (at your own expense, subject to paragraph 2.b. below) for up to 18 months after the Termination Date.

c. Stock: All unvested stock options will be canceled on the Termination Date. All outstanding vested options must be exercised within three months after the Termination Date. If you are currently contributing to the Employee Stock Purchase Plan (ESPP), your participation in ESPP will end on the Termination Date, but the shares in your brokerage account belong to you. Any cash balance you have in ESPP will be refunded to you without interest approximately four to six weeks after the end of the month of the Termination Date. If a purchase occurs before the Termination Date, your balance will be used to purchase stock.

d. Deferred Compensation: If you have or are currently participating in the Executive Deferred Compensation Plan, your account will be paid to you in accordance with plan documents. Any deferrals after December 31, 2004 will be paid to you no sooner than November 13, 2005, in accordance with the American Jobs Creation Act of 2004.

e. Company Property: On or before the Termination Date, you agree to return to the Company all company property, including all keys, building passes, equipment, documents, materials or property of any description, or any reproduction of such materials, containing or pertaining to any the Company’s Confidential Information, as defined in section 3a.

Anne B. Gust

April 12, 2005

f. Expenses: You must reconcile all outstanding expenses by the Termination Date.

2. THE COMPANY’S PROMISES TO YOU:

In consideration for the promises made by you in this Agreement, the Company agrees to the following:

a. Severance Payments: The Company will make severance payments to you based on your current salary ($600,000) in the following manner and subject to the following restrictions:

i.	For 31 weeks, from May 14, 2005 until December 16, 2005 (“Income Continuation Period”), the Company will make bi-weekly payments of the difference of $23,076.92, and the amount you earn on a bi-weekly basis through any employment or other professional relationship (e.g. consultant) for which you are compensated during the Income Continuation Period, with the exception of any income you earn through your work on the Board of Directors of Jack in the Box Inc. and any other non-competitive Board. The determination of whether a Board assignment is competitive shall be made by the Company and shall without limitation include all apparel and accessory retailers. You agree to inform the Company within five days of your acceptance of new employment or other compensated relationship.

ii.	If, as of December 17, 2005, you do not hold employment or other professional relationships for which the cumulative total of your income is greater than $300,000 on an annualized basis (excluding income from a non-competitive Board, as described above), the Company will be pay you the lump sum amount of $242,307.68.

Prior to receiving any payments, you must execute this Agreement. During the Income Continuation Period, you agree to abide by all terms of this Agreement, and you understand that payments will cease if you breach any of your obligations to the Company.

b. COBRA Subsidy: The Company will pay you a lump sum amount equivalent to the amount of your COBRA premium at your current coverage level for 12 months. The Company subsidy of the COBRA premium is taxable income to you and is subject to tax withholding.

c. Outplacement Assistance: Drake Beam Morin will provide outplacement assistance to you. The assistance is for up to 6 months, and Drake Beam Morin will invoice the Company directly. Please contact Drake Beam Morin at (866) 787-3995 to initiate service on or before December 31, 2005.

d. Financial Planning Assistance: The Company will continue to pay for financial counseling from AYCO Company, in accordance with your current plan offering, through May 31, 2006.

Anne B. Gust

April 12, 2005

e. Tax Withholding: You acknowledge and agree that all payments made pursuant to this Agreement shall be subject to withholding of all applicable taxes.

3. YOUR PROMISES TO THE COMPANY:

In consideration for the benefits described in section 2 above, you agree to the following:

a. Confidentiality and Trade Secrets: You agree and acknowledge that because of your position and employment with the Company, you have acquired non-public information related to the Company and its operations (“Confidential Information”). You acknowledge that Confidential Information constitutes valuable, special and unique assets of the Company, access and knowledge of which were and are essential to the performance of your duties during your employment. Except as required to perform such duties, and except as required by law or process of law (in which case you will provide at least ten business days advance written notice and reasonable opportunity for the Company to object to any such disclosure), you agree not to directly or indirectly (1) make use in any way of any Confidential Information or (2) divulge, distribute or otherwise convey any Confidential Information to any person or entity in any form. You also acknowledge and agree that this obligation will survive and continue beyond the Termination Date.

Confidential Information includes trade secrets and other confidential or proprietary business, financial, technical, strategic, marketing, legal, personnel or other information, whether or not your work product, in written, graphic, oral or other tangible or intangible forms, including, but not limited to strategic plans, specifications, records, data, computer programs, drawings, diagrams, models, vendor or customer names or lists, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes. Any information that is not readily or properly available to the public shall be considered to be a trade secret and confidential and proprietary.

b. Release: You hereby release and discharge the Company, its current and former officers, directors, employees, representatives, attorneys, subsidiaries, insurers, predecessors, affiliates, successors, and agents from any and all claims, liabilities or obligations of every kind and nature, whether now known or unknown, suspected or unsuspected, which you ever had, or now have, including but not limited to all claims arising out of or in connection with your employment or termination of employment, work or services for the Company. This release includes all federal and state statutory claims, federal and state common law claims (including those for contract and tort), and claims under any federal or state anti-discrimination statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act, 42 U.S.C. sections 1981 and 1983, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the California Constitution, the California Fair Employment and Housing Act, the California Unfair Competition Act (California Business and Professions Code section 17200 et seq.), the California Unruh Act, and the California Labor Code.

Anne B. Gust

April 12, 2005

You also understand that Section 1542 of the Civil Code of the State of California provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected the settlement with the debtor;”

and in signing this Agreement, you hereby waive and relinquish all rights you may have under Section 1542 of the Civil Code of the State of California, or any similar statute or law.

c. Non-Solicit: Until May 13, 2006, you will not directly or indirectly solicit or otherwise induce employees of the Company (other than your current executive assistant) to become employed by you or any business with which you are affiliated; nor will you directly or indirectly solicit or induce employees of the Company to leave the Company.

d. Good Will and Nondisparagement: You agree to act in a manner that protects the positive image of the Company and its employees, not to speak badly of the Company or any of its employees, and not to act in any manner that is harmful to the Company’s business interests.

e. Cooperation: You agree to be reasonably available to the Company for one year after the Termination Date as requested to respond to requests for information concerning matters, facts or events relating to the Company or any Company entity about which you may be knowledgeable.

f. Execution of Documents: Immediately upon request by the Company’s General Counsel, you will execute all documents required by the Company reasonably related to your employment, transition or termination of employment by or affiliation with the Company, its affiliates, and direct and indirect subsidiaries, including all directorships. In addition, immediately upon the request of the Company’s General Counsel, you will execute all documents required by the Company to transfer to the Company or Company’s designee any minority share ownership positions you hold in subsidiaries of the Company on behalf of the Company or its subsidiaries.

4. MISCELLANEOUS

The intent of this Agreement is to mutually, amicably and finally resolve and compromise all issues and claims related to your employment and termination. The execution of this Agreement shall not in any way be considered an admission of liability on the part of the Company.

If there is any dispute over the terms, enforcement or obligations under this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys fees and/or costs incurred to enforce this Agreement.

This Agreement constitutes our entire agreement regarding your termination and supersedes any previous agreements or understandings, if any, between us. This is a legally binding Agreement. You are advised to consult with an attorney prior to signing the Agreement. You have 21 days to consider this Agreement (after which it will be withdrawn), but you may sign it sooner. If after carefully reviewing this Agreement, it correctly sets forth our agreement, please

Anne B. Gust

April 12, 2005

acknowledge this by signing both original Agreements where indicated below. One Agreement is for your files. Please return the other to me. After signing this Agreement you may revoke it within seven days. In order to do so, you must notify me in writing within seven days after the date you sign this Agreement that you intend to revoke it or you will be forever bound by the terms of this Agreement. This Agreement will not be effective until the seven-day period has elapsed.

If you have any questions, please contact me.

Sincerely,	Agreed to this 13th day of April, 2005

/s/ Cathy Unruh	/s/ Anne B. Gust
Cathy Unruh	Anne B. Gust
Vice President,
Human Resources